DEFERRED COMPENSATION AGREEMENT

This Deferred Compensation Agreement ("Agreement") is entered into by and between HomeStreet, Inc. (the "Company") and Mark Mason ("Executive"), effective as of January 1, 2024 (the "Effective Date").

RECITALS

A.The Company, HomeStreet Bank (the "Bank"), and their affiliates (collectively, "HomeStreet") and Executive are parties to that certain Executive Employment Agreement, dated January 25, 2018 (as amended, the "Employment Agreement"), pursuant to which Executive is employed as the President and Chief Executive Officer of the Company and the Bank.

B.As an executive employee of HomeStreet, Executive is eligible for equity incentive awards pursuant to the Company's 2014 Equity Incentive Plan (the "Equity Plan").

C.The Compensation Committee of the Company's board of directors (the "Board" and such committee, the "Committee"), which is also the administrator of the Equity Plan, has determined that Executive's Awards (as defined in the Equity Plan) under the Equity Plan for the performance period commencing January 1, 2024 and ending on December 31, 2026 (the "Performance Period"), exceed the limits under the Equity Plan on annual awards to a single individual participant for Performance Share Units.

D.The 2024 Equity Plan Awards are separately documented in a Restricted Stock Unit Agreement between the Company and Executive (the "RSU Agreement") and a Performance Share Unit Agreement between the Company and Executive (the "PSU Agreement"), with each of the RSU Agreement and PSU Agreement effective as of January 1, 2024.

E.To make up for the shortfall with respect to Equity Plan awards as a result of the annual limits under the Equity Plan, the Company desires to pay deferred compensation to Executive, subject to the terms of this Agreement.
AGREEMENT

The Company and Executive agree as follows:
1.Payment Amount.

1.1PSU Deferred Compensation Amount. Subject to the terms of this Agreement, the Company agrees to pay Executive an aggregate amount of deferred compensation of $119,093 that is related to 2024 Equity Plan Awards subject to the PSU Agreement, as described on the attached Exhibit 1 (the "PSU Deferred Compensation Amount").

2.Vesting.

2.1PSU Deferred Compensation Amount. Except as otherwise provided in this Section 2.1, the PSU Deferred Compensation Amount will become vested and payable following the end of the Performance Period, on the date that Committee certifies the achievement of the Performance Goal(s) (as defined in the PSU Agreement) in accordance with Sections 3.2 and 4 of the PSU Agreement, and subject to Executive's Continuous Service through such date. However, notwithstanding the foregoing:

(a)If Executive's Continuous Service terminates during the Performance Period as a result of Executive's death or Disability, Executive will be deemed to have vested in a pro rata portion of the PSU Deferred Compensation Amount, to the extent the PSUs (as defined in the PSU Agreement) would have been earned under Section 5.2 of the PSU Agreement, as of the date of such termination. For purposes of this Section 2.l(a), the pro rata portion of the PSU Deferred Compensation Amount will be calculated as follows: (i) the PSU Deferred Compensation Amount vested at the Target level set forth on the attached Exhibit 1, multiplied by (ii) a fraction, the numerator of which equals the number of full months that Executive was employed during the Performance Period and the denominator of which equals 36.

(b)If Executive's Continuous Service terminates during the Performance Period as a result of Executive's retirement on or after age 65, the Grantee will vest at the end of the Performance Period in a pro rata portion of the PSU Deferred Compensation Amount, to the extent the PSUs would have been earned in accordance with Section 5.3 of the PSU Agreement. For purposes of this Section 2.l(b), the pro rata portion of the PSU Deferred Compensation Amount will be calculated as follows: (i) the PSU Deferred Compensation Amount vested at the Target level set forth on the attached Exhibit I, multiplied by (ii) a fraction, the numerator of which equals the number of full months that the Grantee was employed during the Performance Period and the denominator of which equals 36.

(c)If a Change in Control occurs during the Performance Period then the PSU Deferred Compensation Amount will be deemed to have vested at the Target level set forth on the attached Exhibit I on the effective date of such Change in Control.

(d)If Executive terminates for Good reason (as defined in the Employment Agreement, during the Performance Period then the PSU Deferred Compensation Amount will be deemed to have vested at the Target level set forth on the attached Exhibit 1 on the effective date of such Good Reason termination.

3.Payment Timing.

3.1PSU Deferred Compensation Amount. The Company will pay the PSU Deferred Compensation Amount, to the extent earned and vested, to Executive as soon as practicable following the end of the Performance Period after the Committee certifies the achievement of the Performance Goal(s) in accordance with the PSU Agreement, but in any event no later than the last day of the calendar year following the end of the Performance Period; provided, however, that:

(a)If a pro rata portion of the PSU Deferred Compensation Amount is deemed to be earned and vested under Section 2.1(a), the Company will pay such pro rata portion of the PSU Deferred Compensation Amount to Executive no later than the last day of the calendar year in which the termination of Grantee's Continuous Service as a result of death or Disability occurs or, to the extent permitted by Section 409A, the 15th day of the third month following the termination of the Grantee's Continuous Service as a result of Executive's Disability or, in the event of a termination of Executive's Continuous Service upon Executive's death, until December 31 of the calendar year following the calendar year in which such vesting upon Executive's death occurs.

(b)If the PSU Deferred Compensation Amount is deemed to be earned and vested under Sections 2.1 (b), the Company will pay the such pro rata portion of the PSU Deferred Compensation Amount, to the extent thus earned and vested, no later than sixty (60) days following the date of the Executive's Retirement.

(c)If the PSU Deferred Compensation Amount is deemed to be earned and vested under Sections 2.1 (c), the Company will pay the PSU Deferred Compensation Amount, no later than sixty (60) days following the date of the Change in Control.

(d)If the PSU Deferred Compensation Amount is deemed to be earned and vested under Sections 2.1 (d), the Company will pay the PSU Deferred Compensation Amount, no later than sixty (60) days following the date of the Good Reason termination.
4.Other Payment Conditions.

4.1Payments after Termination. The payment of any payment to Executive under this Agreement after the termination of Executive's Continuous Service will be subject to Executive's execution (and non-revocation) of a standard release of claims in favor of HomeStreet, if so requested by the Committee, and also to Executive's continued compliance with any post-employment obligations under any agreement with HomeStreet through the applicable payment date.

4.2Termination for Cause; Restrictive Covenants. By signing below, Executive agrees that if Executive materially breaches any non-competition, nonsolicitation, or confidentiality agreement with HomeStreet to which Executive is subject or if Executive is terminated for Cause, then (a) this Agreement will immediately terminate, and Executive will automatically forfeit all rights to any payments under this Agreement, as of the date of such material breach or termination for Cause, as applicable; and (b) Executive consents and agrees that the Company will be entitled to seek, in addition to any other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy (and the aforementioned equitable relief will be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief).

4.3Acceptance by Executive. Executive agrees that, upon acceptance of any payments under this Agreement, Executive will be deemed to have accepted all aspects of the calculation of that payment amount and any other related matter, and to have agreed not to bring any claims in connection with, or in any manner related to, that payment amount.

5.Funding. All benefits payable under this Agreement constitute an unfunded obligation of the Company. The Company will retain title to and beneficial ownership of all assets, whether cash or investments, which it may in its sole discretion set aside or earmark to pay benefits under this Agreement, including any assets placed in a rabbi trust. Neither Executive nor his beneficiaries will have any property interest in the Company's specific assets.

6.Taxes. The Company will have the right to retain and withhold from any payment under this Agreement the amount of any income and employment taxes required to be withheld under applicable law. Payments to Executive under this Agreement will be taxed as ordinary income and deductible as a compensation expense by the Company, to the extent permitted by applicable law.

7.Prohibition on Transfer. Neither Executive nor any other person will have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable under this Agreement will, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by Executive or any other person, nor be transferable by operation of law in the event of Executive's or any other person's bankruptcy or insolvency.

8.Right to Amend or Terminate. Except for such amendments to this Agreement pursuant to Section 9.1 as are necessary to comply with Section 409A, which the Company may make in its sole discretion without written consent from Executive, the Company and Executive may amend this Agreement only in a writing signed by both parties. If not earlier terminated, this Agreement will automatically terminate following the date on which all amounts payable under this Agreement have been paid by the Company to Executive or, if earlier, the date on which Executive no longer has any rights to payment under this Agreement.

9.Miscellaneous.

9.1Section 409A. The Company intends for the benefits provided under this Agreement to comply with Section 409A (including any available exemptions from
Section 409A), and the Agreement will be interpreted to that end. The Company reserves the right to amend this Agreement as necessary to comply with Section 409A, without Executive's consent. Any reference in this Agreement to a "termination of Continuous Service," "termination of employment," or similar phrases will be construed to require a "separation from service" within the meaning of Treasury Regulation Section l.409A-l(h). Notwithstanding any other provision of this Agreement to the contrary, if Executive is a "specified employee" within the meaning of Section 409A at the time of Executive's separation from service, then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Section

409A, amounts that would otherwise be payable under this Agreement upon Executive's separation from service during the six (6)-month period immediately following Executive's separation from service for reasons other than Executive's death will not be paid to Executive during such six (6)-month period, but will instead be accumulated and paid to Executive in a lump sum on the Company's first regular payroll date after the expiration of such six (6)-month period (or, if earlier, following Executive's death). For purposes of Section 409A, each payment made under this Agreement will be treated as a separate payment, and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. However, none of HomeStreet and their respective directors, managers, employees, officers, directors, representatives or agents make any representation and warranty to Executive with respect to whether this Agreement complies with, or is exempt from, Section 409A and will have no liability for any accelerated taxation, additional taxes, penalties or interest for which Executive may become liable in connection with any failure or alleged failure to comply with, or meet an exemption from Section 409A.

9.2Section 280G. In the event any payments provided by the Company to Executive under this Agreement (the "Covered Payments") (a) constitute "parachute payments" within the meaning of Section 280G of the Code, and (b) but for this Section 9.2, would be subject to the excise tax imposed by Section 4999 of the Code, or any similar or successor provision under applicable law, then the Covered Payments will be payable either (i) in full, or
(ii) an amount reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state, and local taxes (and including the excise tax imposed under Section 4999 of the Code, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Any determinations under this Section 9.2 will be made by the Company consistent with the requirements of Section 409A.

9.3No Employment Contract. Except for the Employment Agreement, nothing in this Agreement will be construed to give Executive any contractual or other right to be employed by HomeStreet, and this Agreement will in no way constitute any form of agreement or understanding binding on HomeStreet, express or implied, that HomeStreet will employ Executive for any length of time.

9.4Right of Offset. Notwithstanding any other provision of the Agreement to the contrary, the Company may at the time any amounts are payable under this Agreement (and subject to any Section 409A considerations) reduce the amount of any such payment otherwise payable to or on behalf of Executive by the amount of any obligation of Executive to or on behalf of the Company that is or becomes due and payable, and, by entering into this Agreement, Executive will be deemed to have consented to such reduction.

9.5Intent. This Agreement is strictly a compensation arrangement and is not intended to create equity ownership, liquidation preference, or an additional class of equity interests in HomeStreet. Executive's rights under this Agreement do not represent an actual ownership interest in HomeStreet and will not entitle Executive to either voting or distribution rights associated with any equity interests of HomeStreet.

9.6Governing Law. This Agreement will be construed and interpreted according to the laws of the State of Washington, without regard to its conflicts of laws principles.

9.7Disputes. Any disputes relating to this Agreement will be subject to the same provisions regarding resolutions of disputes as in the Employment Agreement, and by signing this Agreement, Executive will be deemed to have consented to such dispute resolution provisions.

9.8Validity. In case any provision of this Agreement is deemed illegal or invalid for any reason, the illegal or invalid portion will not affect the remaining parts of this Agreement, and this Agreement will be construed and enforced as if the illegal or invalid provision had never been inserted.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date set fourth above.

COMPANY:	EXECUTIVE:
HomeStreet, Inc.
By: /s/ John Michel	By: /s/ Mark K. Mason
John M. Michel	Mark K Mason
CFO

EXHIBIT 1

Performance Period

The Performance Period shall commence on January 1, 2024 and end on December 31, 2026.

Performance Measures

The PSU Deferred Compensation Amount that is earned shall be determined by reference to the Company's Total Shareholder Return (TSR) performance relative to the TSR performance of the component companies of the KBW Regional Bank Index (“KRX” or the “peer group”). TSR is calculated as the change in share price from January 1, 2024 to December 31, 2026, using a 20-day trading average (December 1, 2023 through December 29, 2023 at the beginning of the Performance Period and December 3, 2026 through December 31, 2026 at the end of the Performance Period to take into consideration fluctuations in market), as adjusted for dividends paid during the Performance Period, assuming that all dividends are reinvested in shares on the date paid. The peer group will consist of all companies included in the KRX at the end of the Performance Period (excluding the Company itself, if it happens to be a component company on that date).

Determining PSU Deferred Compensation Amount Earned

Except as otherwise provided in the Agreement, the PSU Deferred Compensation Amount earned with respect to the Performance Period shall be the percentage of payout, as determined as follows, multiplied by the PSU Deferred Compensation Amount:

	Threshold	Target	Maximum
Relative TSR Performance*	25th percentile	50th % percentile	≥75th % percentile
Payout as % of Target	50%	100%	150%
*As defined by the KRX peer group at the end of the Performance Period.

For relative TSR between Threshold and Target performance, or between Target and Maximum performance, the payout will be a linear interpolation rounded to the nearest penny. If relative TSR for the Performance Period is less than the 25th percentile, no PSU Deferred Compensation Amount will be earned (unless already awarded in connection with a termination of Executive's Continuous Service as a result of death or Disability, based on a shortened Performance Period). Additionally, if the Company's absolute TSR over the Performance Period is negative, the earned PSU Deferred Compensation Amount will not exceed Target payout amount, regardless of the relative TSR performance results.